EXHIBIT 99.1

Buscar Company, Inc.

DEAR SHAREHOLDERS,

As we approach the end of the year, we would like to share the progress we have made building out our breeding division. In November, we attended the 2016 Keeneland auction and with the assistance and expertise of our experienced bloodstock agents we acquired two fabulous mares - Milania (Hip 13) for $310,000 and Sweet Dreams (Hip 80) for $180,000. The Company owns 100% of each mare, both of them are currently pregnant and their future offsprings will be for sale at the Keeneland November 2017. Once their offsprings are born the mares are going to be bred again in March/April 2017.

The horses are at Hidden Brook Farms outside of Lexington, Kentucky where they are going to give birth in spring and permanently reside. The Company’s goal is to acquire 1-3 mares a year to build and develop its breeding division. We specifically target pregnant mares, which significantly speeds up the process and allows the Company to begin generating revenue from them the following year instead of having to breed the mares and then wait 2 years to see a return on the investment since the gestation period for horses is 11-12 months.

Milania

Milania is carrying a colt sired by Pioneerof the Nile and is expected to give birth in January 2017. Pioneerof the Nile is among the leading sires with 4 crops of racing age that includes the following: 329 foals, 174 starters, 16 black-type winners, 128 winners of 271 races and earnings of $19,914,401, including triple crown champion American Pharoah. The Company is currently expecting to sell the colt at the 2017 Keeneland November auction as a weanling. In 2016, the average price for Pioneerof the Nile’s colt weanlings progressively increased to $395,000 from the $232,000 in 2015.

In December, the Company reached an agreement to breed Milana to the stallion War Front in late February 2017. War Front is North America’s #1 sire by Stake Winners and the Worlds #1 sire for 2-Year Olds Stake Winners. The True Nicks report on the mating between the two is an “A++” rating which makes it an ideal pairing. The total expense for the stud fees and insurance is approximately $433,000 and was paid in December 2016. Our total investment into Milania is approximately $743,000.

In 2016, mares in foal to War Front sold for an average of $1,900,000 and his weanlings sold for an average of $641,000 with his colt weanlings averaging $808,750. At the 2016 Keenland sale, War Front had 19 yearlings sell for an average of $633,947. Two of his progeny sold for more than $1 million and 14 sold for $500,000 or more with a top price of $1.9 million. We will decide in the coming months whether to sell Milania in foal to War Front in 2017 Keeneland November auction or to keep her and sell her weanling the following year at the 2018 November sale. If we did sell her, we would have to purchase another mare to replace her in our breeding division.

Sweet Dreams

Sweet Dreams is carrying a colt sired by Kentucky Derby winner Street Sense and is expected to give birth early March 2017. The Company is currently expecting to sell the foal at the 2017 Keeneland November sale. Street Sense’s weanlings sold for an average of $106,000 in 2016.

On December 12, 2016, the Company executed an agreement to stud Sweet Dreams to Tapit in March 2017. Tapit, currently the leading North American sire with 14 graded stakes winners and 5 Grade 1 stakes winner and for the third consecutive season has broken the North American single-season progeny earnings record. His progeny earned $18,848,029 in 2016. Tapit ranks #1 in the United States and #2 in the world for average price of weanlings sold in 2016.

 4325 GLENCOE AVE STE C9-9903
MARINA DEL REY, CA 90212
(661) 418-7842 (P)

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Buscar Company, Inc.

Tapit was also represented by 31 yearlings at the 2016 Keeneland Yearling sale which sold for an average price of $639,839. Among those sold, four brought more than $1 million and 19 brought $500,000 or more. Tapit's top seller sold for $2 million. With his commercial demand still at a peak, Tapit will again command an advertised fee of $300,000 for the 2017 season. The Company’s total cost to stud to Tapit is approximately $340,000 which is due upon the foals birth.

We will decide in the coming months whether to sell Milania in foal to War Front at the 2017 Keeneland November sale or sale the weanling at the 2018 November sale. Tapit’s average weanling sold for $692,000 and mares in foal to Tapit sold for an average of $1,700,000 in 2016. If we did sell her, we would have to purchase a mare to replace her in our breeding division.

Conclusion

We are excited to announce that our first 2 mares were accepted to be breed to Tapit and War Front. The Company will always attempt to acquire top tier mares who can be bred to the top stallions. We believe that this strategy provides the best chance to obtain the ROI we want and in turn to continue increasing the cash dividends to our shareholders.

If you have any questions, please don’t hesitate to call us at (661) 418-7842 or email us at info@buscarocmpany.com. We love to interact with our shareholders. Additionally, if you would like to visit Milania or Sweet Dreams contact us and we can make the arrangements with the farm. We hope you have a wonderful holiday and happy new year.

Sincerely,

Anastasia Shishova

December 27, 2016.

 4325 GLENCOE AVE STE C9-9903
MARINA DEL REY, CA 90212
(661) 418-7842 (P)

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